As filed with the Securities and Exchange Commission on May 10, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTAR INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	One Crown Way Philadelphia, PA 19154-4599	13-1889304
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

CONSTAR INTERNATIONAL INC.

2002 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Michael J. Hoffman

President, Chief Executive Officer

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

(215) 552-3700

(Name, address, and telephone number, including area code, of agent for service)

With a Copy to:

William G. Lawlor, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-8208

(215) 994-4000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock of Constar International Inc., par value $.01 per share to be issued under the Plan	175,000 shares	$3.30	$577,500	$61.80

(1)	The amounts are based upon the average of the high and low sale prices for shares of the Registrant’s Common Stock as reported on the NASDAQ National Market on May 3, 2006, and are used solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This registration statement is filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering additional shares of Common Stock of the registrant in connection with the Constar International Inc. 2002 Stock-Based Incentive Compensation Plan (the “Plan”). The additional shares of Common Stock being registered do not represent additional shares beyond the 850,000 shares already authorized under the Plan. The additional shares are shares that were or may be forfeited by employees who terminated or may terminate employment with the Registrant and have been or may be returned to the Plan. Under the terms of the Plan, such shares of Common Stock do not reduce the 850,000 shares of Common Stock available for issuance under the Plan, as approved by the Registrant’s shareholders.

A registration statement on Form S-8, registration number 333-101387 (the “Prior Registration Statement”) was filed on November 22, 2002 in respect of shares of Common Stock to be offered pursuant to the Plan and is currently effective. The contents of the Prior Registration Statement, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

5.1	Opinion of Dechert LLP (counsel to the Registrant).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dechert LLP (contained in opinion filed as Exhibit 5.1 to this Registration Statement).

24	Power of Attorney (set forth on signature page of this Registration Statement).

Item 9. Undertakings.

Undertakings required by Item 512(a) of Regulation S-K

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Undertakings required by Item 512(b) of Regulation S-K

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertakings required by Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 10th day of May, 2006.

CONSTAR INTERNATIONAL INC.

By:	/s/ Michael J. Hoffman
Michael J. Hoffman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Hoffman and Walter Sobon, and each of them, as such person’s attorney-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto him full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such person, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

/s/ Michael J. Hoffman	President, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2006
Michael J. Hoffman		Date

/s/ Walter Sobon Walter Sobon	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2006 Date

/s/ James A. Lewis	Director	May 10, 2006
James A. Lewis		Date

/s/ William G. Little	Director	May 10, 2006
William G. Little		Date

/s/ Frank J. Mechura	Director	May 10, 2006
Frank J. Mechura		Date

/s/ John P. Neafsey	Director	May 10, 2006
John P. Neafsey		Date

/s/ Angus F. Smith	Director	May 10, 2006
Angus F. Smith		Date

/s/ A. Alexander Taylor	Director	May 10, 2006
A. Alexander Taylor		Date